Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-212571

September 17, 2018

 Trailblazer Notes Fact Sheet Issuer: Barclays Bank PLC Tenor: Approximately 57 months H ypo t h et ica l Pa ymen t a t M a t u rity Reference Asset: CUSIP / ISIN: Upside Leverage Factor: The Barclays Trailblazer Sectors 5 (Bloomberg ticker: 'BXIITBZ5 <US Equity>') (the 'Index'). Please see the accompanying Pricing Supplement for more information on the Index and its calculation, composition and methodology. 06746XQ63 / US06746XQ638 [3.00 - 3.20], to be determined on the Initial Valuation Date $2,750 $2,500 Payment at Maturity $2,000 Initial Level: The Closing Level of the Index on the Initial Valuation Date Final Level: The Closing Level of the Index on the Final Valuation Date $1,750 $1,500 Index Fees and Costs: The Index includes an index fee of 0.85% per annum, in addition to other fees and commissions associated with the notes, which will reduce your return on the notes. Please see the Pricing Supplement for more information on the fees and costs embedded in the Index and associated with investing in the notes. $1,250 $1,000 $750 Initial Valuation Date: September 28, 2018 Issue Date: October 3, 2018 Final Valuation Date: June 27, 2023 Maturity Date: June 30, 2023 Selected Structure Definitions $500 Index Return Payment at Maturity: If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per Index Return Payment at Maturity Total Return on Notes 40.00% $2,200.00 120.00% 30.00% $1,900.00 90.00% 20.00% $1,600.00 60.00% 10.00% $1,300.00 30.00% 5.00% $1,150.00 15.00% 0.00% $1,000.00 0.00% -10.00% $1,000.00 0.00% -15.00% $1,000.00 0.00% -20.00% $1,000.00 0.00% -25.00% $1,000.00 0.00% -30.00% $1,000.00 0.00% -50.00% $1,000.00 0.00% -100.00% $1,000.00 0.00% • If the Final Level is greater than the Initial Level, an amount calculated as follows: $1,000 + ($1,000 x Index Return x Upside Leverage Factor) • If the Final Level is less than or equal to the Initial Level, $1,000 per $1,000 principal amount note Index Return: The performance of the Index from the Initial Level to the Final Level All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated September 6, 2018 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment, including any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement.  Assuming that the Upside Leverage Factor will be set at 3.00

 Trailblazer Notes Fact Sheet Summary Characteristics of the Notes Summary Risk Considerations • Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 1.00% of the principal amount of the notes, or up to $10.00 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. • Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is expected to be between $920.00 and $951.80 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. •Your Return on the Notes Is Limited to the Payment at Maturity--You will not receive any interest or coupon payments on the notes or any other payments aside from the Payment at Maturity. If the Final Level is less than or equal to the Initial Level, your Payment at Maturity will be limited to the principal amount of your notes and you not earn any positive return. The return at maturity of the principal amount of your notes plus any amount in excess thereof may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Any payment on the notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC. • Payment at Maturity Is Based Solely on the Closing Level on the Final Valuation Date—The Final Level (and resulting Index Return) will be based solely on the Closing Level of the Index on the Final Valuation Date (as compared to the Initial Level). Therefore, if the level of the Index drops on or before the Final Valuation Date, then the Payment at Maturity you may receive on the notes may be significantly less than it would have been had such payment been linked to the level(s) of the Index at any time prior to such drop. • Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any payment at maturity under the terms of the notes. • U.K. Bail-In Power—Each holder of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. • Historical Performance—The historical performance of the Index is not an indication of the future performance of the Index over the term of the notes. • Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. • Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. • Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06746XQ63.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes.